Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1

KRAIG BIOCRAFT LABORATORIES, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Class A Common Stock, no par value, issuable upon conversion of secured convertible debenture	Other(2)	278,213,449	$0.075	$20,866,008.67	0.0000927	$1,934.28
Equity	Class A Common Stock, no par value, underlying Warrant A	Other(3)	12,500,000	$0.12	1,500,000.00	0.0000927	$139.05
Equity	Class A Common Stock, no par value, underlying Warrant B	Other(3)	4,285,714	$0.14	599,999.96	0.0000927	$55.62
Total Offering Amounts				-	$22,966,008.63	0.0000927	$2,128.95
Total Fees Previously Paid							$2,257.90
Total Fee Offsets							$0
Net Fee Due							$0(5)

(1)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average high and low sales price of the Registrant’s common stock as reported on the OTCQB on March 22, 2022. The shares offered hereunder may be sold by the Selling Shareholders from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act based on the exercise price of the warrants.

(4)	The fee is calculated by multiplying the aggregate offering amount by 0.0000927 pursuant to Section 6(b) of the Securities Act.

(5)	Based on the fees due and paid, the Company does not owe any additional fees for this Pre-Effective Amendment No. 1; a balance of $128.95 remains in its SEC account.

Table 3: Combined Prospectus

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type		File Number	Initial Effective Date
Equity	Class A Common Stock, no par value (1)	196,625,197	$32,443,157.51		S-1	333-255041	April 21, 2021
Equity	Class A Common Stock, no par value, underlying warrants issued in March	8,000,000	$2,000,000.00	$	S-1	333-255041	April 21, 2021
Equity	Class A Common Stock, no par value, underlying warrants issued in December	3,125,000	$515,625.00	$	S-1	333-255041	April 21, 2021

(1)	Includes 196,625,197 shares of common stock issued upon conversion of secured convertible debentures originally issued on December 11, 2020 and March 25, 2021; pursuant to the terms of the related securities purchase agreements between the parties, the Company agreed to register five times the amount of shares underlying both debenture. All of these shares have since been issued and sold.